Exhibit 10.4

                                 AMENDMENT NO. 1

                                       TO

                              EMPLOYMENT AGREEMENT

     This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT ("Amendment") is entered into as of January 1, 2000, by and between Jeff D. Trom ("Employee") and Engineering Animation, Inc., a Delaware corporation (the "Company").

         WHEREAS, the parties entered into an employment agreement (Employment Agreement) as of January 1, 1996, whereby Employee was employed by the Company as its Vice President of Software Development for an Employment Term (as such term is defined in the Employment Agreement) ending December 31, 1999;

         WHEREAS, the parties desire to extend the Employment Term until December 31, 2003, with Employee serving in the capacity of Vice President and Chief Technology Officer of the Company;

         NOW, THEREFORE, for good and valuable consideration, including the benefits under the Severance Agreement (as such term is defined in the Employment Agreement), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 1 of the Employment Agreement is amended to read as follows:
"Employment Terms. Subject to the terms and conditions set forth herein, including Section 13, the Company will employ Employee for a term commencing as of January 1, 1996 (the "Effective Date") and ending on December 31, 2003 or such earlier date as may occur pursuant to Section 13 of this Agreement (the "Employment Term")."

         2. The first sentence of Section 2 of the Employment Agreement is amended as follows: "Employment Duties. From January 1, 2000 until December 31,2003, Employee will serve as the Vice President and Chief Technology Officer of the Company, and shall perform such duties as shall be assigned from time to time by the Board of Directors of the Company, subject to the terms of this Agreement and the direction and control of the Board of Directors of the Company."

         3. Subsection (a) of Section 3 of the Employment Agreement is amended as follows: "(a) from the Effective Date until December 31, 2003, a salary as established by the compensation committee of the Board of Directors of the Company, payable in arrears not less frequently than monthly, but otherwise in accordance with the Company's ordinary payroll practices; and".

         4. All other terms and conditions of the Employment Agreement shall remain unchanged. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Employment Agreement. In the event of a dispute between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall control.

         IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

ENGINEERING ANIMATION, INC.                 Employee:


By:  /s/ Robert M. Nierman                    /s/ Jeff D. Trom
    -------------------------                   ------------------
Name:    Robert M. Nierman                        Jeff D. Trom
Its:     President and
         Chief Operating Officer